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EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement (at the time such part becomes effective) contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to that registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        This Form 10-K is incorporated by reference into our Registration Statements on Form S-8 with file numbers 333-84411, 333-39904, 333-59282, 333-71470, and 333-91794 (collectively, the "Registration Statements"). For purposes of determining any liability under the Securities Act with respect to the Registration Statements, the filing of our Form 10-K is deemed to be a new registration statement for each Registration Statement.

        On May 3, 2002, we dismissed Arthur Andersen LLP ("Andersen") as our independent auditor and appointed PricewaterhouseCoopers LLP to replace Andersen. In response to our attempts to obtain Andersen's consent to the incorporation by reference of Andersen's audit report in our registration statements, Andersen has informed us that its policy is not to provide such consent when Andersen no longer employs the engagement partner or manager for the requesting company. Both the engagement partner and manager for the Liberate audit are no longer with Andersen. As a result, we have been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to our financial statements as of May 31, 2001 and 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits us to file this Form 10-K without a written consent from Andersen. As a result, however, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under (a) the Registration Statements (except for our Form S-8 with file number 333-91794) made on or after the date of this Form 10-K, or (b) under our Form S-8 with file number 333-91794, as of its effective date, July 2, 2002.

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  EXHIBIT 23.2